CNA Financial Third Quarter 2024 Earnings Remarks
Dino Robusto, Chairman and Chief Executive Officer:
In the third quarter, we produced very strong results with increased core income, the highest quarterly top-line growth of the year, excellent profitability including the sixth consecutive quarter with pretax underlying underwriting gain of $200 million or greater, higher investment income, and a one point increase in renewal premium change for both Commercial and Specialty compared to the second quarter.
On a year-to-date basis, core income is a record high at $974 million with an all-in combined ratio of 95.6% and an underlying combined ratio of 91.5%, up a little over a half point compared to the first nine months of 2023.
Drilling down on third quarter, core income was $293 million including a $73 million year-over-year increase in net investment income to $626 million pretax. Our alternatives portfolio generated over half of the increase, and the growth in our fixed income portfolio was due to both a higher book yield and a larger invested asset base.
The P&C all-in combined ratio was 97.2%, with previously announced catastrophe losses of $143 million or 5.8 points of the combined ratio, in line with the third quarter average over the last five years. Prior period development for P&C overall was favorable by 0.2 points of the combined ratio. The P&C underlying combined ratio of 91.6% represents the fifteenth consecutive quarter below 92%.
In the quarter, we achieved the strongest production performance of the year with 9% growth in gross written premiums excluding captives and 8% growth in net written premiums. Renewal premium change for P&C overall was stable with the second quarter at 5%, but was up one point in the U.S. to 6%, and down in International by a point to 1%. Rate increases in the U.S. remained stable at 4% while in International rates in the aggregate went slightly negative. P&C retention remained high at 85% this quarter even as we achieved an additional point of renewal premium change in the U.S. New business was up 15% in the quarter to $547 million, reflecting the strongest quarterly growth of the year with each operating segment contributing to positive new business growth.
Turning to our three business units, the all-in combined ratio for Commercial was 100.2%. Catastrophe losses of $127 million this quarter added 9.6 points to the combined ratio. The underlying combined ratio of 90.7% was a record low and was 0.8 points lower than the prior year quarter. The underlying loss ratio was 62.5% - up half a point from the second quarter as a result of the continuing impact of the mix shift toward national accounts as well as the continuation of the more recent loss activity in commercial auto being higher than the embedded long run trend, each of which we addressed in our remarks last quarter. The expense ratio was a record low at 27.7%, resulting in a record high underlying underwriting gain of $124 million.
Gross written premiums excluding captives grew 15% in the quarter, and growth is also 15% on a year-to-date basis. Net written premiums growth was 14%. New business grew 18%, the strongest level this year, and retention was 84% in the quarter. Retentions improved in our middle market and national accounts business units but dropped a few points in construction as we walked away from accounts where we couldn’t get the necessary pricing on the auto exposures. Renewal premium change in Commercial was up a point from the second quarter to 8%. Renewal premium change for Commercial excluding workers’ compensation was up two points to 10%.
Rate change in Commercial was 6%, down one point compared to last quarter as the rate in property dropped two points but was still a healthy 7%. Commercial auto rates continue to rise and were 15% this quarter, and excess casualty rates were 10% and have been double-digit all year. Primary general liability rates continue to increase in the mid single-digit range with renewal premium change in the high single-digits. For commercial casualty lines, including auto, primary general liability and excess casualty, renewal premium change was 11%. In workers’ compensation, rates continue to be negative due to favorable loss ratio results, but we see beneficial exposure increases due to rising payrolls.
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Within Specialty, the all-in and underlying combined ratio remained very profitable in the third quarter at 93.0%. The expense ratio was 32.7% and the underlying loss ratio was 60.1% - up a half point from the second quarter primarily from continued pricing pressure in management liability lines, which have now experienced ten consecutive quarters of rate declines. While the portfolio continues to perform very well, the protracted period of rates below loss cost trends portends potential margin compression in the future as the decreases earn in, so we continue to react prudently.
The small underlying loss ratio adjustments in Commercial and Specialty this quarter compared to the second quarter reflect our best estimate of the impacts for the latter half of accident year 2024.
Specialty production performance in the quarter improved with gross written premiums excluding captives growth of 3% this quarter and net written premiums growth of 4%. We achieved double-digit growth in surety this quarter where several project backlogs came to fruition with some of our long-standing accounts. Our healthcare business grew mid single-digits this quarter, and our financial institution and management liability business grew mid single-digits from strong retention and double-digit new business growth in private directors and officers (D&O).
Within Specialty, rates in aggregate were flat this quarter, similar to last quarter. We continue to secure high single-digit rate increases in our healthcare business. Our affinity programs continue to produce stable low single-digit rate increases, and rates in financial institutions and management liability continue to fluctuate on a quarterly basis, and while still negative, improved by a point this quarter. Notwithstanding the more recent rate declines, we continue to optimize our portfolio through risk selection and managing limits and attachment points. Retention in Specialty was 89% and has remained stable at about this level for over two years.
For International, the all-in combined ratio was 96.1% in the quarter, including $16 million or 5.1 points of catastrophe losses. The underlying combined ratio continues to be very strong at 91.7%, with an underlying loss ratio of 58.1%, and an expense ratio of 33.6% compared to 28.1% in the prior year quarter. The expense ratio increase was primarily driven by a favorable reinsurance acquisition related catch-up adjustment in the prior year quarter and higher employee related costs in the current quarter.
Competition continues to be strong in our International segment resulting in flat growth in gross written premiums. Net written premiums were down 2%, or 1% excluding currency fluctuation. Rates in aggregate for International turned low single-digit negative this quarter; but there are differences in pricing and competition by geography and product, which allowed us to continue to grow new business by 18% in the quarter and improve retention by two points to 82%.
Scott Lindquist, Chief Financial Officer:
CNA’s third quarter core income of $293 million is slightly above the prior year quarter, while year to date core income is up 6% to a record best of $974 million, which translates to an annualized core return on equity of 10.3% and reflects another quarter of strong underwriting and investment results.
Our P&C expense ratio for the third quarter was 30.2% and is about flat to the prior year quarter. A favorable International reinsurance acquisition related catch-up adjustment in the prior year quarter was largely offset by higher net earned premiums in the current quarter.
The P&C net prior period development impact on the combined ratio was 0.2 points favorable in the current quarter. In the Specialty segment, prior period development was neutral overall, and this was mostly attributable to favorable development in surety offset by unfavorable development in management liability related to accident year 2019. In the Commercial segment, prior period development was slightly favorable overall with favorable development in workers’ compensation, the majority of which is attributable to accident years 2018 and prior, unfavorable development in commercial auto in recent accident years, and unfavorable development in general liability driven by excess casualty across multiple accident years back to 2015. In the International segment, prior period development was slightly favorable in the quarter.
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Our Corporate segment produced a core loss of $44 million in the third quarter, compared to a $33 million loss in the prior year quarter. The current quarter includes $11 million of income from the amortization of a deferred gain related to the asbestos and environmental pollution loss portfolio transfer, compared to $15 million in the prior year quarter, and a $3 million after-tax charge related to the planned office consolidation efforts we have disclosed previously. The Corporate segment results also include a $17 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claims, compared to a $16 million after-tax charge in the prior year quarter. We note that, as has been the case in recent years, the results of our annual asbestos and environmental reserve review will be reflected in our fourth quarter earnings in the Corporate segment.
In the Life & Group segment, we recorded a core loss of $9 million for the third quarter compared to a $29 million core loss in the prior year quarter. Life & Group investment income was up $24 million pretax compared to the prior year quarter, primarily driven by our alternatives performance, while underwriting results for the quarter include a negligible impact from $23 million of cash policy buyouts. In addition, both periods were impacted by our annual reserve assumption updates – a $5 million unfavorable after-tax impact in 2024 and a $2 million unfavorable impact for 2023.
Each year in the third quarter, we undertake our reserve reviews for Life & Group, which includes the analysis of reserving assumptions underlying our Long-Term Care (LTC) and structured settlement reserves. The assumption updates for LTC and structured settlements were favorable, with the LTC favorability being deferred into future periods under Long Duration Targeted Improvements (LDTI) accounting. Taken together, the third quarter reserve reviews resulted in an essentially neutral impact to reserves for Life & Group. The results of our annual reviews are highlighted on slide 13 of our earnings presentation. Our analysis involves a thorough review of all our reserving assumptions including cost of care inflation, morbidity, persistency and rate increase assumptions. Notably for this year’s assumption update, we meaningfully outperformed rate increase assumptions driven by significant rate approvals in several large states. We also strengthened our assumption on cost of care inflation. Under LDTI accounting, the net premium ratio can defer favorable or unfavorable results into future periods – depending on which policy year cohort is impacted. The 2024 assumption updates were favorable, lowering our net premium ratio and deferring the favorability into future periods based on cohort. The result was a $15 million unfavorable adjustment to LTC reserves after the deferral of $65 million of favorability into future periods over the remaining life of the policies.
Updates to best-estimate assumptions also impact our LTC statutory margin. These assumption revisions increased our statutory margin to $1.4 billion, up from $1.3 billion a year ago. Similar to GAAP, the statutory margin benefited from outperformance on recent rate approvals, offset by the strengthening of our assumption on cost of care inflation. Additionally, the higher interest rate environment positively impacted the LTC statutory margin from interest rates exceeding expectations. Finally, the annual structured settlement reserve review resulted in a $9 million favorable adjustment to GAAP reserves, driven by higher interest rates.
Slide 14 of our earnings presentation provides an update on our LTC business. We believe our proactive approach to managing this portfolio, combined with the higher interest rate environment over the last three years, has considerably improved the outlook for this business.
Our Individual block has been closed since 2004 and our Group block has been closed since 2016. We have achieved substantial reduction in policy exposure since then, while at the same time obtaining substantive rate increases and benefit reductions via our active inforce management, inclusive of our ongoing policy buyout program. On the investment side, the favorable interest rate environment since early 2022 has improved the underlying economics of this business, as we have been able to lock-in high quality, longer duration securities at attractive coupons to support the underlying liabilities of the business - essentially achieving appropriately matching asset and liability durations. This is evident in the statutory margin which has grown by nearly $300 million since 2022.
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Slide 15 of the earnings presentation provides details on the Individual block characteristics. This block is more mature with an average attained age of 82 years and generally features richer benefits including inflation riders on most policies and lifetime benefits on some policies. The de-risking of this block continues through inforce initiatives, with policy counts down by 46% since 2015 and stable open claim counts. Going forward, we currently expect policy counts to decline by 65% from the current level over the next ten years. We believe the Individual LTC reserves have hit an inflection point and have begun to decline using locked-in discount rate assumptions.
Slide 16 of the earnings presentation provides details on the Group block characteristics. The attained age is 69 years, and compared to the Individual block, the Group block features less rich policy benefits. Only 1% of Group policies feature lifetime benefit periods and the block has a relatively modest exposure to inflation. As is the case with the Individual block, the de-risking of the group block continues through inforce initiatives, with policy counts down by 46% since 2015 and stable open claim counts. Going forward, we currently expect policy counts to decline by 25% from the current level over the next ten years. We currently believe Group LTC reserves will peak in the mid-2030s, and at a substantially lower level relative to the Individual block primarily due to the lower benefit features and more appropriate pricing.
Turning to investments, total pretax net investment income was $626 million in the third quarter compared with $553 million in the prior year quarter, an increase of 13%. The increase was primarily driven by our alternatives portfolio, which returned an $80 million gain, or 3.1%, in the current quarter compared to a $28 million gain, or 1.3%, in the prior year quarter.
Fixed income and other investments generated $546 million of income, up 4% compared to the prior year quarter. Our fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing because of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.8% in the third quarter, up from 4.7% in the prior year quarter. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.3% and are fairly in line with our Life & Group portfolio effective income yield of 5.7%.
Based on the current interest rate environment, we expect income from fixed income and other investments to be about $550 million in the fourth quarter, bringing the full year 2024 figure to about $2,175 million, or a 5% increase as compared to the full year 2023.
At quarter end, our balance sheet continues to be very solid with stockholders’ equity excluding accumulated other comprehensive income (AOCI) of $12.6 billion, or $46.50 per share, an increase of 7% from year-end 2023 after adjusting for dividends paid. Stockholders’ equity including AOCI was $10.8 billion or $39.72 per share, at September 30, 2024. As a result of falling interest rates during the quarter, the net unrealized loss in our fixed income portfolio was reduced to $1.0 billion as of quarter-end. Our debt-to-capital excluding AOCI remains just under 20% and our next debt maturity of $500 million is due in the first quarter of 2026. Finally, we ended the quarter with statutory capital and surplus for the combined Continental Casualty Companies of $11.3 billion, up modestly from year-end 2023 reflecting strong statutory earnings net of dividends paid to our holding company.
Operating cash flow was strong at $748 million for the quarter as compared to $828 million in the prior year quarter. The current quarter’s cash flow results reflect certain ceded reinsurance premium payments that occurred in last year’s fourth quarter. Despite this, operating cash flow remains strong reflecting strong underwriting and investment results.
Turning to taxes, the effective tax rate on core income was 21.9% for the third quarter, and 21.2% for the year-to-date period, which is in line with our full year 2024 expectations.
We closed on the previously announced pension risk transfer transaction on October 10, 2024, that will impact our fourth quarter results. Through the purchase of a group annuity contract, we transferred over $1 billion, or approximately 60%, of our legacy U.S. pension obligations to Metropolitan Life Insurance
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Company. This transaction accomplishes a significant de-risking of our legacy pension obligations while protecting plan participants. As we previously noted, this transaction will result in a one-time, non-cash, pretax settlement charge of $370 million ($290 million, net of tax) in the fourth quarter of 2024. This charge is largely driven by the accelerated recognition of the actuarial pension loss from accumulated other comprehensive income into net income, which such acceleration does not impact stockholders’ equity. The actual charge will depend on finalization of actuarial and other assumptions. This charge will not impact core income or cash flow for the fourth quarter of 2024. For further information on this transaction, please refer to our third quarter 2024 Form 10-Q.
Finally, we are pleased to announce our regular quarterly dividend of $0.44 per share to be paid on December 5, 2024 to stockholders of record on November 18, 2024.
Dino Robusto, Chairman and Chief Executive Officer:
CNA had a very strong third quarter, following up on an excellent first half, and has generated record core income on a year-to-date basis and for the most recent four-quarter period. Record levels of core income are reflective of disciplined underlying underwriting execution and prudent catastrophe management, profitable growth and high levels of net investment income. We achieved 9% growth in gross written premiums excluding captives, which is up two points from the second quarter and represents our strongest quarter of the year. We are achieving strong renewal pricing increases in the lines most impacted by social inflation, which continue to exceed long-run loss cost trends. Our retention remains very strong at 85%, and our new business production growth in the quarter was the highest of any quarter this year.
We remain optimistic about our ability to continue to successfully navigate the market to capitalize on the best opportunities and grow profitably, even while stepping back without hesitation when the competitive landscape doesn’t allow us to secure our required returns.
Building on our year-to-date performance, we look forward to providing comments to you next quarter. As we announced earlier in the year, effective January 1, 2025, I will be transitioning to the role of Executive Chairman of the Board as Doug Worman becomes the President and Chief Executive Officer of CNA. I look forward to my new role in the Company, and I am confident that Doug, together with the remarkable leadership team at CNA, will continue to build on our track record of profitable growth. It has been an absolute pleasure for me to serve as the CEO of CNA over the last 8 years, in large part because of the opportunity to work closely with approximately 6,500 extremely talented team members across the organization who will continue to drive CNA’s success going forward.
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Questions and Answers
We invite shareholders and analysts to submit questions for management in advance of each quarter’s earnings release. Below we address some questions we have received as well as some timely and topical focus areas for CNA and our industry.
Are you seeing anything on workers’ compensation that makes you feel differently about the line?
We continue to feel great about workers’ compensation. Though loss cost trends are up a little bit from where they were a few years ago due to higher medical inflation, they continue to be below our long-run loss cost trend assumptions based on much longer-run historical averages that we never lowered. This line remains profitable.
Are you seeing increased plaintiff attorney representation on casualty claims?
Yes, we continue to see this dynamic play out. The increasingly aggressive plaintiffs’ bar and higher attorney representation has been one of the major drivers of social inflation over the last several years on casualty lines in our book.
As to the pension risk transfer transaction, what will be the impact on expenses on a run-rate basis?
We closed on a pension risk transfer transaction several weeks ago for about 60% of our $1.7 billion defined benefit pension obligation. We previously disclosed that we will incur a one-time, non-cash charge of approximately $290 million (after-tax) in our fourth quarter earnings, which will be outside of core income. This reflects settlement accounting where we record an approximate pro-rata portion of our unamortized net actuarial loss that resides in AOCI into earnings. In normal course this unamortized net actuarial loss would otherwise be amortized into earnings in future years as the pension obligation runs-off. If you look at Note H of our third quarter 2024 financials in our 10-Q, you will see our net pension expense is minimal for the year, excluding settlement charges. Each component of the pension expense would be reduced by roughly 60% into 2025 (as we’ve now reduced the assets supporting the pension, the pension obligation and actuarial loss by roughly 60%) so we expect the impact on expenses to continue to be insignificant going forward, all else equal. As a reminder, there are other moving parts that will determine total 2025 pension expense including where interest rates are on December 31, 2024, and our go-forward assumption of expected return on pension assets. Accordingly, we anticipate disclosing additional information regarding the precise effect of this transaction and updated assumptions in our first quarter 2025 results.
In review of CNA’s Financial Supplement, it looks like you recently reallocated about half of the limited partnership balance in the Life & Group portfolio to Property & Casualty and Corporate & Other. Can you speak to this shift in allocation?
During the second quarter we reduced the limited partnership allocation in our Life & Group portfolio by $500 million. These investments were redeployed in our P&C portfolio in exchange for high quality, long duration fixed income securities with attractive yields that will further aid our asset-liability management objectives. Over the past two years we have been able to take advantage of higher interest rates to extend the maturity of our Life & Group fixed income portfolio while also achieving yields that surpassed our reserving assumptions. The cumulative result of this activity has significantly reduced the level of reinvestment risk in this block, with the duration gap between our assets and liabilities now under one year.

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In review of CNA’s Financial Supplement, for the International segment in the Other expenses line, there is a $14 million variance from a loss last year to a gain this year - can you tell me what is happening here?
The International segment’s core income was favorably impacted by a pretax foreign currency exchange (FX) gain of approximately $8 million compared to a pretax loss of approximately $6 million in the third quarter of 2023, which drove the variance in the Other expenses line.
The FX gain this quarter was driven by the U.S. dollar weakening against the British pound during the quarter. Our Lloyd’s syndicate has U.S. dollar insurance reserves that revalue to the syndicate’s functional currency of the British pound through the income statement. Note that economically our Lloyd’s investment portfolio is also denominated in the U.S. dollar, thus effectively hedging our currency risk and this change is reflected through other comprehensive income within stockholders’ equity.

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Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of the Company’s primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding the Company’s defined benefit pension plans which are unrelated to the primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Net income	$283	$258	$938	$838
Less: Net investment losses	(7)	(31)	(33)	(84)
Less: Pension settlement transaction losses	(3)	—	(3)	—
Core income	$293	$289	$974	$922
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Net income per diluted share	$1.04	$0.95	$3.44	$3.08
Less: Net investment losses	(0.03)	(0.11)	(0.12)	(0.31)
Less: Pension settlement transaction losses	(0.01)	—	(0.01)	—
Core income per diluted share	$1.08	$1.06	$3.57	$3.39

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Reconciliation of Net Income to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and other insurance related expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is deemed to be a non-GAAP measure that represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate profitability, before tax, of our underwriting activities, excluding the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$167	$132	$34	$333
Net investment losses, after tax	4	7	2	13
Core income	$171	$139	$36	$346
Net investment income	(157)	(183)	(32)	(372)
Non-insurance warranty (revenue) expense	(14)	—	—	(14)
Other (revenue) expense, including interest expense	12	3	(8)	7
Income tax expense on core income	47	38	16	101
Underwriting gain (loss)	59	(3)	12	68
Effect of catastrophe losses	—	127	16	143
Effect of favorable development-related items	—	—	(2)	(2)
Underlying underwriting gain	$59	$124	$26	$209

	Results for the Three Months Ended September 30, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$117	$40	$322
Net investment losses, after tax	13	16	—	29
Core income	$178	$133	$40	$351
Net investment income	(136)	(156)	(26)	(318)
Non-insurance warranty (revenue) expense	(21)	—	—	(21)
Other (revenue) expense, including interest expense	13	2	7	22
Income tax expense on core income	49	34	14	97
Underwriting gain	83	13	35	131
Effect of catastrophe losses	—	87	7	94
Effect of favorable development-related items	(5)	—	—	(5)
Underlying underwriting gain	$78	$100	$42	$220

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	Results for the Nine Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$498	$436	$116	$1,050
Net investment losses, after tax	19	28	1	48
Core income	$517	$464	$117	$1,098
Net investment income	(461)	(534)	(95)	(1,090)
Non-insurance warranty (revenue) expense	(43)	—	—	(43)
Other (revenue) expense, including interest expense	40	10	(5)	45
Income tax expense on core income	142	125	41	308
Underwriting gain	195	65	58	318
Effect of catastrophe losses	—	285	28	313
Effect of favorable development-related items	(8)	—	(5)	(13)
Underlying underwriting gain	$187	$350	$81	$618

	Results for the Nine Months Ended September 30, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$487	$390	$103	$980
Net investment losses, after tax	39	53	(1)	91
Core income	$526	$443	$102	$1,071
Net investment income	(407)	(470)	(74)	(951)
Non-insurance warranty (revenue) expense	(67)	—	—	(67)
Other (revenue) expense, including interest expense	39	5	2	46
Income tax expense on core income	146	118	36	300
Underwriting gain	237	96	66	399
Effect of catastrophe losses	—	190	24	214
Effect of (favorable) unfavorable development-related items	(7)	(4)	15	4
Underlying underwriting gain	$230	$282	$105	$617

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Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Loss ratio	60.1%	58.0%	59.3%	58.2%
Effect of catastrophe impacts	—	—	—	—
Effect of development-related items	—	0.6	0.3	0.3
Underlying loss ratio	60.1%	58.6%	59.6%	58.5%

Combined ratio	93.0%	90.1%	92.1%	90.3%
Underlying combined ratio	93.0%	90.7%	92.4%	90.6%

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Loss ratio	72.0%	68.9%	69.7%	67.0%
Effect of catastrophe impacts	(9.6)	(7.4)	(7.5)	(5.7)
Effect of development-related items	0.1	—	—	0.2
Underlying loss ratio	62.5%	61.5%	62.2%	61.5%

Combined ratio	100.2%	98.9%	98.3%	97.1%
Underlying combined ratio	90.7%	91.5%	90.8%	91.6%

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Loss ratio	62.5%	60.2%	60.6%	62.2%
Effect of catastrophe impacts	(5.1)	(2.3)	(3.0)	(2.7)
Effect of development-related items	0.7	—	0.5	(1.7)
Underlying loss ratio	58.1%	57.9%	58.1%	57.8%

Combined ratio	96.1%	88.3%	93.7%	92.5%
Underlying combined ratio	91.7%	86.0%	91.2%	88.1%

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Property & Casualty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Loss ratio	66.7%	63.9%	64.9%	63.1%
Effect of catastrophe impacts	(5.8)	(4.1)	(4.3)	(3.2)
Effect of development-related items	0.2	0.2	0.2	—
Underlying loss ratio	61.1%	60.0%	60.8%	59.9%

Combined ratio	97.2%	94.3%	95.6%	94.0%
Underlying combined ratio	91.6%	90.4%	91.5%	90.8%

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2024	December 31, 2023
Book value per share	$39.72	$36.52
Less: Per share impact of AOCI	(6.78)	(9.87)
Book value per share excluding AOCI	$46.50	$46.39
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Annualized net income	$1,132	$1,033	$1,251	$1,118
Average stockholders' equity including AOCI (a)	10,316	8,644	10,326	8,555
Return on equity	11.0%	11.9%	12.1%	13.1%

Annualized core income	$1,176	$1,154	$1,299	$1,229
Average stockholders' equity excluding AOCI (a)	12,508	12,228	12,580	12,225
Core return on equity	9.4%	9.4%	10.3%	10.1%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.

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For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.

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